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                                                                    EXHIBIT 4.21

                  THIS AGREEMENT MADE THE 2ND DAY OF MAY, 2001.

BETWEEN:

                                WENDELL WILLICK,
             an individual resident in the province of Saskatchewan,
                   (Hereinafter referred to as the "Optionee")

                                      -and-

                           BID.COM INTERNATIONAL INC.,
                a corporation existing under the laws of Ontario,
                   (Hereinafter referred to as the "Optionor")

                          AMENDMENT TO OPTION AGREEMENT

     In consideration of the mutual promises contained herein and the payment of $10.00 by each party hereto to the other and for good and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1. The Option Agreement between the parties dated February 19, 2001 is hereby amended by deleting the definition of the term "Expiry Date" contained therein, and replacing same with the following:

     (a) "Expiry Date" means the 31st day of May, 2001.

2. All other terms and conditions of the Option Agreement remain in full force and effect.

     IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

                                            BID.COM INTERNATIONAL INC.

                                            Per:


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Witness                                     Wendell Willick